Exhibit (k)(3)

AGENCY AGREEMENT

THIS AGREEMENT made the      day of                     ,             , by and between, BROADSTONE REAL ESTATE ACCESS FUND, INC., a corporation organized under the laws of the State of Maryland, with offices at 800 Clinton Square, Rochester, New York 14604 (the “Fund”), and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WHEREAS, the Fund desires to appoint DST as Transfer Agent and Dividend Disbursing Agent (“Agent”), and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment. In connection with the appointment of DST as Agent, the Fund will provide DST with:

A.	A certificate of the Secretary of the Fund as to the shares authorized, issued and outstanding, as well as a description of all reserves of unissued shares relating to the exercise of options, if any; and

B.	Statements as to (i) the existence or termination of any restrictions on the transfer of shares and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares reserved for specific purposes, (iii) if any reserved shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign securityholders.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that now and throughout the term of the Agreement:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State of Missouri.

B.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

C.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

D.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.	Certain Representations and Warranties of the Fund.

The Fund represents and warrants to DST that now and throughout the term of the Agreement:

A.	The Fund is empowered under applicable laws and by its Charter and Bylaws, to enter into and perform this Agreement, and pursuant to a duly called meeting of the Fund’s Board of Directors, the Fund has appointed DST as Agent hereunder.

B.	It is, in good standing under the laws of the state in which it is organized and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify.

C.	All shares of the Fund, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

D.	It is properly registered and qualified under the applicable federal statutory authority for the appropriate investment product, any securities self-regulatory organization, and/or any state or non-US securities regulatory body that asserts the authority to regulate such matter, by regulation, order or otherwise (the “Applicable Regulatory Authorities”), and has made all required notice or other filings with and paid all required fees to all Applicable Regulatory Authorities and is currently, and will remain throughout the term of this Agreement, in substantial compliance with applicable law. To the extent any applicable law requires registration, licensing, or other qualifications of the Fund or any of their officers, directors, employees, agents or affiliates, or payment of fees or filing of documents, they are in compliance with the same.

E.	All requisite steps have been and will at all times material hereto continue to be taken to register the Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state. All shares issued and outstanding as of the date of this Agreement and any shares issued after the date hereof are issued pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”) or were exempt or were issued in a transaction or transactions exempt from the registration requirements of the 1933 Act.

F.	Each offer to sell or sale of shares of the Fund by the Fund or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable federal, state or local laws, rules and regulations.

4.	Services.

DST will provide the services as forth on Exhibit A attached hereto.

5.	Limit of Authority.

The appointment of DST as Agent for the Fund will be construed to cover the full amount of authorized stock of each class or classes of the Fund as the same will, from time to time, be constituted, and as reduced or increased from time to time.

6.	Compensation and Expenses.

A.	In consideration for DST’s services hereunder as Agent, the Fund will pay to DST compensation for all services rendered as Agent as set forth in Exhibit B attached hereto (“Compensation”) The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Exhibit A.

B.	The Fund also agrees promptly to reimburse DST for all reasonable billable and other expenses or fees or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to those expenses as set forth in Exhibit B attached hereto (“Expenses”). In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

C.	At the Fund’s direction, DST will obtain, on Fund’s behalf, communication circuits connectivity between Fund’s locations and the DST Facility for Fund to access and utilize the services (the details of such circuit will be outlined in a separately executed proposal or statement of work). In such event, DST shall utilize communications network control and monitoring capabilities to assist Fund with the identification and resolution of any problems which appear to be related to the communications circuits obtained by DST on Fund’s behalf and will work with the communications vendor to resolve such problems as expeditiously as possible. However, in no event shall DST be responsible for, and DST shall have no liability for, inadequacies or failures to perform related to or arising out of such communications circuits. For such DST provided communications, DST shall bill to the Fund, as an additional expense, a fee which is made up of (a) an estimated allocation of the costs of the circuit(s) (based on average circuit costs for similar circuits), and related costs and expenses, and (b) an estimated allocation of the costs incurred by DST associated with supporting such DST provided connectivity, including equipment, network infrastructure, DST’s monitoring and problem resolution services described above, support and corporate overhead.

However, at Fund’s election, Fund may obtain for itself the communication circuits connectivity. In such event, Fund shall be responsible for:

(i)	obtaining, providing and paying for the applicable costs of all communication circuits connectivity between Fund’s locations and the DST Facility necessary for Fund to access and utilize the services;

(ii)	the provision of communications network control and monitoring capabilities to identify and to resolve any problems (DST shall, as reasonably possible, assist Fund with the identification and resolution of problems with the Fund provided communication lines, to the extent DST has personnel available and free to do so and has access to information necessary to provide such assistance; provided it is Fund’s obligation to work with the communications vendor to resolve issues); and

(iii)	a fee to DST (which will be outlined in a separately executed proposal or statement of work) which is an estimated allocation of the costs incurred by DST associated with supporting Fund provided connectivity (including internal equipment, monitoring, corporate support, infrastructure and other services) as an additional expense.

D.	Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.E. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

E.	In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

F.	Should the Fund use any third party system or provider for processing of invoices, payments, purchase orders, or any other similar documents, Fund is responsible for all third party fees that may be associated therewith.

G.	The fees and charges set forth on Exhibit B may be increased as follows:

(i)	As set forth within Exhibit B;

(ii)	DST may increase the fees and charges set forth on Exhibit B upon at least ninety (90) days prior written notice if substantially all DST clients are charged separately for:

(a)	Substantial system modifications or a material increase in cost of performance hereunder necessitated by changes in existing laws, rules or regulations; or

(b)	Substantial system modifications required at DST’s discretion in order to maintain the TA2000 System;

(iii)	DST may charge for additional functions or features of TA2000 or other DST System used by the Fund which features are not consistent with the Fund’s current processing requirements provided that use of such functions or features is optional to the Fund;

(iv)	In the event DST, at the Fund’s request or direction, performs Exception Services (as defined within Section 1.B of Exhibit A), DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit B to the extent such Exception Services increase DST’s cost of performance; and

(v)	Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST’s standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.

If DST notifies the Fund of an increase in fees or charges pursuant to: (i) subparagraph (ii) of this Section 6.G., the Fund agrees to reimburse DST for the Fund’s pro-rata portion of the cost associated with such substantial system modifications; or (ii) subparagraphs (iii), or (iv) of this Section 6.G., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

7.	Indemnification.

A.

DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or state laws applicable to DST’s acting as a transfer agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST’s attention by an Authorized Person (as defined in Exhibit C). For those activities or actions delineated in the Procedures (as defined in Exhibit A), DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures (as defined in Exhibit A) in effect when DST acted or omitted to act.

B.	DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including any reasonable attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(i)	All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification;

(ii)	The Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

(iii)	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit C) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person (as defined in Exhibit C) or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment adviser, its sponsor, its managing dealer or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

(iv)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(v)	The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of the Fund;

(vi)	The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);

(vii)	The Fund’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(viii)	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

(ix)	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 13 hereof; and

(x)	DST’s performance of Exception Services (as defined within Section 1.B of Exhibit A);

Except, in each case, where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

C.	Except where DST is entitled to indemnification under Section 7.B. hereof, DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s material breach of any representation or warranty hereunder.

D.	DST’s cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s liability.

E.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

F.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

8.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any Authorized Person (as defined in Exhibit C), and may with the approval of a Fund officer consult with legal counsel for the Fund, or if the Fund fails to respond to the reasonable request for instructions from DST in a reasonable period of time, then DST’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Exhibit A, Section 1.A(x), DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

9.	Force Majeure and Disaster Recovery Plans.

A.	DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder.

B.	DST shall provide back-up facilities to the data center or centers used by DST to provide the services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the services specified herein to the Fund in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit B attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan.

C.	DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

D.	DST is not responsible for a failure, unavailability, disruption, or any circumstance arising out of, related to, or resulting from DST’s efforts (including DST intentionally making the System(s) unavailable) to block or otherwise prevent a security breach, provided that DST has fulfilled its information security obligations under the Agreement otherwise and the Fund is notified promptly as reasonably practicable.

10.	Termination of Agreement.

A.	This Agreement shall be in effect upon execution of the Agreement and shall continue in full force and effect for an initial period of three (3) years (the “Initial Term”) commencing upon the first use of DST’s services in production after the conversion of the Fund’s securityholder records onto TA2000. Effective upon the last day of such Initial Term, this Agreement may be terminated by the Fund or DST as of the last day of the then current term by the giving to the other party of at least ninety (90) days’ prior written notice. If such notice is not given by either party to the other at least ninety (90) days prior to the end of the then current term, this Agreement shall automatically extend for a one (1) year period unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated as provided in this Section 10.A or Section 10.B below.

B.	Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(i)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

(ii)	A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party; or

(iii)	Failure by the Fund to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST.

C.	In the event of termination, the Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the payment to DST for such assistance at DST’s standard rates and fees then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

11.	Confidentiality.

A.	The the Fund and DST each acknowledges and agrees that the term “Confidential Information” shall mean the terms and conditions of this Agreement and any information relating to the business of the disclosing party or its affiliates (the “Disclosing Party”) which is disclosed to the other party or its affiliates (the “Receiving Party”) pursuant to this Agreement, including but not limited to the TA2000 System and all related output, all security procedures, financial or operational records, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein, and other information concerning any other software, software applications, equipment configurations, or business of the Disclosing Party (which in the case of the Fund may include information or records in DST’s possession relating to the Fund, its securityholders, or the securityholders accounts). The Receiving Party further agrees except as provided herein, to use the Confidential Information of the Disclosing Party only as permitted by this Agreement, to maintain the confidentiality of the Confidential Information, and not to disclose the Confidential Information, or any part thereof, to any other person, firm or corporation except, in the case of DST, as necessary to fulfill its obligations under this Agreement or at the request or with the consent of the Fund. The Receiving Party acknowledges that disclosure of the Confidential Information may give rise to an irreparable injury to the Disclosing Party inadequately compensable in damages. Accordingly, the Disclosing Party may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies that may be available. The Receiving Party consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, the Receiving Party’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

B.	DST further acknowledges that in negotiating and performing the terms of this Agreement, it may have access to non-public personal information as defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time belonging to the Fund’s workforce, customers, business partners, agents and representatives, suppliers, service providers, and contractors (the “Personal Data”). DST further agrees that it will comply with the terms of the applicable U.S. federal and state laws and regulations regarding the privacy of information pertaining to individuals.

C.	If a party is required to file this Agreement or any portion thereof with, or to provide any information pertaining to this Agreement to, any state or federal agency or regulatory body, it shall notify the other party sufficiently in advance for the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive. Fund acknowledges that at a minimum DST considers all monetary provisions, service levels and damage limitation and formulas in this Agreement as confidential. Each party shall use its best commercially reasonable efforts to advance the position of the other party with the governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the agency or regulatory body in this regard. Each party shall provide the other party with copies of all written communications with the agency or regulatory body pertaining to the services to be provided hereunder or to this Agreement.

D.	The provisions of this Section shall not apply to any information if and to the extent such information was (i) independently developed by the Receiving Party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the Receiving Party or (iv) known to the Receiving Party free of restriction at the time of such disclosure; provided, however, that the person or party asserting the existence of any of the foregoing exceptions shall bear the burden of proof with respect thereto. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another or destroy all written materials and computer software which are the property of the other party, subject to DST’s internal document retention policies and procedures and regulatory obligations.

All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

(i)	The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures.

(ii)	The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) for in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund.

(iii)	In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours later, notify DST that unauthorized information has been made available to the Fund; (ii) not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

12.	Changes and Modifications.

A.	DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

B.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the term of this Agreement the Fund will disclose to DST, Confidential Information and, DST may partly rely on such Confidential Information to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Confidential Information that identifies the Fund, (i) the Fund hereby consents to DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of the Fund. All Confidential Information of the Fund shall be and shall remain the property of the Fund and shall remain protected under Section 11.A.

C.	During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

13.	Assumption of Duties By the Fund or Agents Designated By the Fund.

A.	The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Agent as those terms are referred to in Section 1.A of Exhibit A of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and providing in electronic format, to Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

B.	In the event, and to the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 7 hereof.

14.	Inspections; Information Security.

A.	For so long as this Agreement is in effect, Fund or any third party or any governmental entity that has regulatory jurisdiction over Fund or one of its affiliates (subject to such third party or governmental entity’s execution of a confidentiality agreement with DST), may inspect the operations of that portion of the DST facilities used to provide the services hereunder to Fund solely to the extent that such operations directly pertain to or otherwise directly relate to the performance of this Agreement by DST and shall only access Fund Confidential Information and controls and reasonable information related to the services rendered by DST to Fund and DST’s operations providing such services to Fund. DST will make available all reasonably requested records, including on-site access to policies and procedures, but excluding information that in DST’s sole good faith discretion, it determines is highly sensitive in nature or could risk the security of DST’s environment. For clarification, as part of the inspection process Fund is not permitted to (i) perform penetration testing or code scanning on the System, or (ii) to request information about controls and procedures to the extent already covered by the SSAE 18 report, if applicable.

B.	Any such inspection will be conducted no more frequently than once in any calendar year (or periodically if made by a government regulator), upon at least thirty (30) days prior written notice to DST and during regular business days and hours, in a manner that will result in a minimum of inconvenience and disruption to the business operations of DST, shall not interfere with DST’s ability to perform the services, and shall not, in DST’s reasonable discretion, interfere or disrupt or access in any way DST’s performance of services for DST’s other clients or data or records made or maintained by DST on behalf of its other clients. DST reserves, and shall have, the right to immediately suspend any inspection where other DST clients’ data, agreements, fees or operations (whether those of such client or of DST on behalf of such client) are accessed or viewed or which interfere with DST’s ability to conduct its operations or to perform its obligations under any of its agreements, whether with Fund or with another DST client. Fund shall be solely responsible for all the costs incurred by such governmental entity (excluding any fines or penalties) or any third party and DST will be recompensed for any costs incurred to cooperate in any such inspection. In no event will DST’s support of such visits and reviews entail more than forty (40) hours per year for DST personnel serving in audit and security roles. If Fund’s visits and reviews require additional support from DST personnel, DST will notify Fund when Fund has exhausted the forty (40) hours per year threshold, and if Fund requires additional DST support, Fund will pay for such support at DST’s then-current rates. In the event of an adverse inspection finding, DST management will, in its sole discretion, evaluate whether changes need to be made and commence such remediation efforts as needed.

C.	In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

D.	DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.

E.	DST shall comply with Exhibit D (Information Protection Program), which is made a part of this Agreement and apply to the Services. The policies and procedures specified in Exhibit D (Information Protection Program) are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to the Fund under this Agreement. Throughout the term of this Agreement, as part of the Services, DST shall maintain reasonable backup and security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

15.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails,

(b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

16.	Limitations on Liability.

A.	If the Fund is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

16.	Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.	The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	Except as otherwise provided herein, this Agreement may not be assigned by the Fund or DST without the prior written consent of the other. DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST, or to other third parties as determined by DST.

I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.	Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Fund:

Attn:

Facsimile No.:

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.	DST and the Fund (including all agents of the Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other, however nothing in this Section shall prevent either party from hiring an employee of the other party (i) who responds to a general advertisement which is carried out in the ordinary course of business of the recruiting party; or (ii) who, while an employee of one party, makes an unsolicited approach to the other party.

O.	DST will not be precluded from offering services similar to those offered to the Fund to other parties, including competitors of the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

BROADSTONE REAL ESTATE ACCESS FUND, INC.	DST SYSTEMS, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

ATTACHMENT I

LIST OF FUNDS

Name:	CUSIP

EXHIBIT A

SERVICES

1.	Scope of Agency Services; DST Obligations.

A.	DST utilizing TA2000TM, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) will perform the following services in a timely manner:

(i)	issuing (including countersigning), transferring and redeeming book entry shares or cancelling share certificates as applicable;

(ii)	maintaining securityholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by DST from the Fund, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names on Exhibit C (each an “Authorized Person”), broker-dealers or securityholders;

(iii)	when and if a Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent DST supports the functionality of the applicable DTCC program (i.e., Networking, Fund Serv, each, the “Program”):

(a)	DST will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts throughsystems or applications offered via the Program in accordance with instructions transmitted to and received by DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by DST,

(b)	issuing instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)	providing account and transaction information from the Fund’s records on TA2000 in accordance with the applicable Program’s rules,

(d)	maintaining securityholder accounts on TA2000 through the Programs;

(iv)	providing transaction journals;

(v)	once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list;

(vi)	withholding, as required by federal law, taxes on securityholder accounts, performing and paying backup withholding as required for all securityholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice;

(vii)	disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund;

(viii)	preparing and providing, in electronic format, to Fund’s print vendor of choice:

(a)	confirmation forms for securityholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts,

(b)	copies of securityholder statements, and

(c)	securityholder reports and prospectuses;

(ix)	providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company;

(x)	maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares;

(xi)	calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xii)	receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence;

(xiii)	mailing to dealers confirmations of wire order trades;

(xiv)	processing, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	if a Fund is a registered product, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000;

(xvi)	providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; and

For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

B.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 1.A of this Exhibit A in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

C.	DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

D.	The Fund acknowledges that DST is currently using, and will continue to use, domestic or foreign DST affiliates to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that such affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E.	The Fund shall add all new investment programs to the TA2000 System upon at least thirty (30) days’ prior written notice to DST provided that the requirements of the new programs are generally consistent with services then being provided by DST under the Agreement. Rates or charges for additional programs shall be as set forth in Exhibit B for the remainder of the contract term except as such programs use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

F.	The parties agree that – to the extent that DST provides any services under the Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 1.A(vii) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under the Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 1.A(vii)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

G. (i)	The Fund instructs and authorizes DST to provide the services as set forth in the Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Fund made available by the Fund, and offered through DST’s IRA custodial offering where DST acts as service provider. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRA Accounts. The Fund agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

(a)	securityholder recordkeeping;

(b)	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

(c)	receipt of securityholder monies within the Fund universal bank account;

(d)	movement of securityholder money to either the Fund or custodian cash positions;

(e)	payment, dividend disbursement and bank account reconciliation;

(f)	preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

(g)	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

(h)	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);

(i)	solicitation and processing of securityholder paid custodial fees; and

(j)	processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable Expenses, including but not limited to postage and mailing, shall apply to the services provided under this Section.

(ii)	In connection with providing services for the IRA Accounts, the Fund hereby authorizes DST, acting as agent for the Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the Fund’s funds DST receives for payment of dividends, distributions, purchases of the Fund shares, redemptions of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund and the IRA securityholders provided for in the Agreement; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement with respect to the IRA Accounts. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Section. In each of the foregoing situations, DST shall not be liable for any Adverse Consequences (as defined in the Agreement) arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

(iii)	Representations, Warranties and Covenants. DST hereby represents, warrants and covenants that:

(a).	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

(b).	Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

(c)	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(iv)	Investment Authority; No Fiduciary. In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

H.	If applicable, DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I.	Upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J.	Shares of stock will be transferred by book entry in accordance with the instructions of the securityholders thereof (and if shares are certificated, new certificates issued in transfer) and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched (or book entry transfer be effected, upon surrender of the old certificates) provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until (i) it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures; and (ii) it is satisfied that the request is legally authorized, and it will incur no liability for the refusal in good faith to make such transfers, exchanges, purchases or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers, exchanges, purchases, or redemptions, as applicable, rely upon the Procedures (as defined below), Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

K.	Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Fund DST’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, DST in its discretion believes DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s net asset value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST concludes that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

2.	Fund Obligations.

A.	The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.

B.	The Fund will promptly provide DST written notice of any change in the Authorized Personnel as set forth on Exhibit C.

C.	The Fund will promptly notify DST of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by DST under the Agreement.

D.	If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

E.	The Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the Fund or (ii) third party administrators of group retirement or annuity plans, unless the Fund either (A) provides DST with a minimum of twelve (12) months’ notice before the accounts are deconverted from DST, or (B), if twelve (12) months’ notice is not possible, Fund shall compensate DST by paying a one-time termination fee equal to $.10 per deconverted account per month for every month short of the twelve (12) months’ notice in connection with each such deconversion.

3.	Compliance.

A.	In connection with performing the services under the Agreement, DST is responsible for requiring proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

B. (i)	DST shall assist the Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

(ii)	DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in the Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(iii)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under any applicable enumerated acts, rules and regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under the Agreement shall remain the Fund’s sole obligation.

C.	The Fund hereby advises DST that all of the shares of the Fund are sold by broker-dealers who have executed selling group or dealer agreements with the Fund pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under applicable laws with respect to CIP, Identity Theft and the Red Flag Regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Fund is employing DST to provide or fulfill. Accordingly, notwithstanding anything in DST’s Compliance + Program and the Reform Regulations to the contrary, the Fund hereby directs and instructs DST not to perform any CIP checks or otherwise to seek to verify the identity of any new or existing purchaser of shares of the Fund, that that function shall not be an obligation of DST under the Agreement and that any requirement to comply with applicable law with respect to any attempt to verify the identity of securityholders of the shares of the Fund shall remain with the Fund and the Fund’s broker-dealers. The Fund shall be responsible and liable for and shall indemnify, defend and hold DST harmless from any and all costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liability, which may be asserted against DST or for which DST may be held liable associated with DST’s not performing the functions specified in the Compliance + Program or otherwise to seek to verify the identity of any new or existing purchaser of shares of the Fund.

4.	Bank Accounts.

A.	DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (“Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in the Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under the Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of the Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in the Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence.

B.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5.	Records.

DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

A.	Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31 (the “Purge Date” or the “Purge”). Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit B.

B.	Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit B, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

EXHIBIT B

FEE SCHEDULE

FEE PRO FORMA

TERM: 3 YEARS

BROADSTONE REAL ESTATE ACCESS FUND, INC. FEE SCHEDULE

TERM: 3 YEARS

I.	Relationship Minimum Fee: Waived

(Note: Relationship Minimum applies unless aggregate charges for all products in the affected month included in Section II exceed one-twelfth of the annual minimum. Relationship Minimum starts when escrow of the first product is broken and contract term commences to age.)

II.	Account Service Fees:

A. Product Minimum Fee	$25,000 per year per product for 1st CUSIP in each Product

$5,000 per year for each additional CUSIP within same Product

B. Account and Processing Fees Compared to Minimum:

Asset Based Fees (basis points)[1]
$0 to $250,000,000	3.0 Basis Points
$250,000,001 - $500,000,000	2.0 Basis Points
$500,000,001 to $1,000,000,000	1.5 Basis Points
> $1,000,000,001	1.0 Basis Points
Open Accounts
0 – 50,000	$7.50 per acct per year
> 50,000	$5.00 per acct per year
Closed Account Fee	$1.80 per acct per year
New Account Setup Fee - Manual	$10.00 per NASU
New Account Setup Fee – Fully Automated	$2.00 per NASU
Phone Calls	$5.00 per call
Correspondence	$5.00 per item
Redemption Fees	$10.00 per item

(Note: Product Minimum (Section II.A) applies unless aggregate charges for all products in the affected month included in Section II.B exceed one-twelfth of the annual minimum.)

[1]	Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above as of the end of the billing period.

III.	Other Services: [2]

Automated Work Distributor ™ (AWD)	$5,200 per user
(Does not include hardware or third-party software, products will be priced separately as requested)
Financial Product Setup Fee	$10,000 per CUSIP

Closing Services	$3.00 per position
Closing Services Minimum	$25,000 per product per event

(Closing Services may include the following: coordination from non-traded to listed / traded product, liquidation event, or merger with existing public company. Programming fees related to Closing Services are not included. The greater of the closing services per product minimum or the per position fee will apply.)

K-1 Account Fee	$2.00 per account
K-1 Minimum Fee	$5,000 per year
(Provide K-1 allocation file to the client selected tax preparer)

Escheatment – Inactivity
Minimum Fee	$3,750 per filing
CUSIP Fee	$250 per CUSIP per filing
Per Item	$5.00 per item plus expenses as incurred

Escheatment – RPO
CUSIP Fee	$125 per CUSIP per filing
Per Item	$1.00 per item plus expenses as incurred

Ad-hoc Reports	TBD

AIP	$2,500 per month

Distribution Fee (Deferred Compensation Payment Support)	$2,000 per fund per month

Self-directed Custodial Services	$25.00 per SSN-paid by s/o

TA2000 Print Data Transmission (Data supplied to client selected print vendor)	$0.02 per record

Composition Services and Print Data Transmission	$0.04 per record

*Aged History Retention Fee – Online	$5.00 per 1,000 lines
*Aged History Retention Fee – Offline	$3.50 per 1,000 lines

[2]	DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

IV.	*Programming/Implementation Fees:

*Computer/Technical Personnel (2017 Standard Rates):
*Business Analyst/Tester:
Dedicated	$113,087 per year (1,690 hours)
On Request	$90.48 per hour
*COBOL Programmer:
Dedicated	$173,663 per year (1,690 hours)
On Request	$135.20 per hour
*Workstation Programmer:
Dedicated	$220,630 per year (1,690 hours)
On Request	$180.96 per hour
*Web Developer:
Dedicated	$260,543 per year (1,690 hours)
On Request	$215.28 per hour

*Full Service Staff Support:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

Systems Implementation Fee	$30,000
(Applies to the initial implementation of the business only. Due at signing of Letter of Intent).
Data Conversion Fee	TBD
(Applicable only if historic data converted from previous system)

Notes to Above Fees:

1)	The initial term is three (3) years. A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 day notice.

2)	Reimbursable and other fees and expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, *Compliance+Program($32,000/yr)[2], escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, *disaster recovery[3], hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), and lost shareholder search/tracking, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, to the extent any of the foregoing are paid by DST.

3)	Any fees or expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

[2]	10% of annual fees, not to exceed $32,000 per year.
[3]	The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

EXHIBIT C

AUTHORIZED PERSONNEL

Pursuant to the terms of the Agency Agreement between BROADSTONE REAL ESTATE ACCESS FUND, INC. (the “Fund”) and DST (the “Agreement”), the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit D. Any such substitute Exhibit D shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

EXHIBIT D

INFORMATION PROTECTION PROGRAM

DST has a formal Information Protection Program (IPP) that was established and exists as a working roadmap for DST security. DST does Risk Assessments, Security Assessments, Security Awareness for the corporation as a whole, targeted training for specific applicable groups, and other security related activities. DST has a program and process pursuant to which DST reviews its technology and architecture and security requirements and needs.

Integral to the function of the IPP is the Global Security Council (GSC). The GSC convenes periodically during the year and is responsible for 1) identifying, measuring and rating risks, 2) approving policies, standards, and practices, and 3) assessing and reporting progress towards compliance. The GSC convenes periodically during the year and is responsible for providing executive level oversight and guidance to the Information Protection Program.

A component of the IPP is DST’s Policies, Control Standards, and Technology Baselines. DST’s Security Management Console (SMC) is an on-line system DST obtained from Archer Technologies that provides Security Policies, Control Standards, and Technical Baselines, oriented to the financial industry. The policies and standards incorporated in the SMC are designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST deems them applicable to its business.

DST has in place security log and activity monitoring, on a 24x7x365 basis. DST has an Intrusion Detection System (IDS) implemented to keep us informed on network activity. DST has an incident response process to deal with unexplainable logs and activities that are observed. This process is reviewed for validity and effectiveness for the purpose. DST also uses at least annually, third party security reviews to provide the information to support DST’s security efforts.

All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that (i) no change to the foregoing shall diminish the over-all level of security and protections afforded to the Fund data as maintained on the DST Subaccounting System and the DST Facilities and (ii) DST hereby undertakes that it shall at all times have in place data security policies and standards that are reasonably designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST reasonably deems them applicable to its business.